Exhibit 99.1

The Navigators Group, Inc. Announces Expiration of Hart-Scott-Rodino Waiting Period

for Proposed Merger

STAMFORD C.T. – October 19, 2018 – The Navigators Group, Inc. (NASDAQ:NAVG) (“Navigators” or the “Company”) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with its previously announced merger with a direct wholly owned subsidiary (“Merger Sub”) of The Hartford Financial Services Group, Inc. (“The Hartford”), expired at 11:59 p.m. Eastern Time on October 18, 2018.

The expiration of the waiting period under the HSR Act satisfies one of the conditions to the closing of the merger, which remains subject to other closing conditions in the Agreement and Plan of Merger, dated as of August 22, 2018, by and among the Company, The Hartford and Merger Sub.

About Navigators

The Navigators Group, Inc. (NASDAQ: NAVG) (“Navigators” or the “Company”) is a global specialty insurance holding company. We provide customized insurance solutions designed to protect clients from the complex risks they face. For more than 40 years, Navigators has added value for policyholders—both in underwriting and in claims—through the depth and quality of our technical and industry expertise. Industries we serve include maritime, construction, energy, environmental, professional services and life sciences. Headquartered in Stamford, Connecticut, Navigators has offices in the United States, the United Kingdom, Continental Europe and Asia. For more information, please visit navg.com.

About The Hartford

The Hartford Financial Services Group, Inc. (NYSE: HIG) (“The Hartford”) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice. The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

Additional Information Regarding the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of The Navigators Group, Inc. (the “Company”) or the solicitation of any vote or approval. This communication relates to the proposed merger involving the Company, The Hartford Financial Services Group, Inc. (“The Hartford”) and Renato Acquisition Co., whereby the Company will become a wholly-owned subsidiary of The Hartford (the “proposed merger”). The proposed merger will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”) which will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company may also file other relevant documents with the SEC regarding the proposed merger. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at www.navg.com under the heading “SEC Filings” within the “Investor Relations” section of the Company’s website or by contacting the Company’s Investor Relations Department at investorrelations@navg.com.

Certain Information Regarding Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 22, 2018, and its definitive proxy statement on Schedule 14A for the 2018 annual meeting of stockholders, filed with the SEC on March 29, 2018, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward Looking Statements

Certain information in this communication constitutes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” “may,” “aims,” “intends,” or “projects.” However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to risks or uncertainties associated with:

•

the satisfaction of the conditions precedent to the consummation of the proposed merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the proposed merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances which would require the Company to pay a termination fee or reimburse The Hartford for certain of its expenses;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, its board of directors, executive officers and others following the announcement of the proposed merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the proposed merger;

•	potential difficulties in employee retention due to the announcement and pendency of the proposed merger;

•	the response of customers, policyholders, brokers, service providers, business partners and regulators to the announcement of the proposed merger; and

•	other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018.

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this communication, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Investors

Ciro M. DeFalco

Executive Vice President and Chief Financial Officer

cdefalco@navg.com

203-905-6343

Media

Courtney Oldrin

Head of Communications

coldrin@navg.com

203-905-6531